UNITED STATES BANKRUPTCY COURT
                          Southern District of New York
                                One Bowling Green
                             New York, NY 10004-1408


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IN RE: Atlantica, Inc.                                           CASE.: 98-41809
AKA/DBA: Community Equities Corporation


SSN,TAX ID: 43-0976473                                           Chapter: 7
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                           NOTICE OF DISMISSAL OF CASE


On December 21, 1998 an order of dismissal was entered by the Honorable Burton
R. Lifland in this Chapter 7 case.

                             This case is dismissed.

Dated: December 21, 1998                                   Cecelia G. Morris
                                                           Clerk of the Court